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                                                               EXHIBIT 12.1

                LABORATORY CORPORATION OF AMERICA HOLDINGS

           STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS (LOSS)

             TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                           (DOLLARS IN MILLIONS)
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
                                                                       PROFORMA
                                                                      YEAR ENDED
                                        YEAR ENDED DECEMBER 31,        DECEMBER
                                   ---------------------------------     31,
                                   1992   1993   1994  1995   1996       1996
                                   ----- ------ ------ ----- -------  ----------
Earnings (loss):
 Earnings (loss before provision
  for income taxes and
  extraordinary item.............. $62.1 $191.1 $ 55.4 $ 3.1 $(188.3)  $(176.0)
Add: Fixed Charges................
 Interest expense (gross).........   4.2   10.9   34.5  65.5    71.7      59.4
 Interest factor in rents.........   9.0   10.0   11.5  20.1    23.5      23.5
                                   ----- ------ ------ ----- -------   -------
 Earnings (loss) as adjusted...... $75.3 $212.0 $101.4 $88.7 $ (93.1)  $ (93.1)
                                   ===== ====== ====== ===== =======   =======
 Preferred dividend requirements.. $ --  $  --  $  --  $ --  $   --    $ 103.4
 Ratio of earnings (loss) before
  provision for income taxes to
  net earnings (loss).............   --     --     --    --      --        120%
                                   ----- ------ ------ ----- -------   -------
 Preferred dividend factor on a
  pre-tax basis...................   --     --     --    --      --      124.5
 Fixed Charges
  Interest expense (gross)........   4.2   10.9   34.5  65.5    71.7      59.4
  Interest factor in rents........   9.0   10.0   11.5  20.1    23.5      23.5
                                   ----- ------ ------ ----- -------   -------
   Combined fixed charges and
    preferred dividends...........  13.2   20.9   46.0  85.6    95.2     207.4
                                   ===== ====== ====== ===== =======   =======
Ratio of earnings to combined
 fixed charges and preferred
 dividends........................  5.71  10.16   2.20  1.04      NM        NM
Amount by which earnings are
 insufficient to cover combined
 fixed charges and preferred
 dividends........................                           $(188.3)  $(300.5)
                                                             =======   =======
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